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[LETTERHEAD CATALYTICA]

                                                                   Exhibit 10.35

February 25, 2002

Dominic Geraghty

Dear Dom:

I am very pleased to offer you the position of Senior Vice President, Corporate Development with Catalytica Energy Systems, Inc.(CESI). As you know, CESI is entering an exciting period of growth and we look forward to you contributing significantly to our future. We anticipate that you will begin this role as a consultant on March 16, 2002 and that your hire date as a regular employee will be April 1, 2002.

Our compensation plan includes base salary, annual bonus and stock option opportunity. Specifics of this offer are listed below.

Salary
------

Your salary will be $18,750 per month, which annualizes to $225,000. CESI will guarantee your employment for 12 months commencing the date of employment relative to this offer. This guarantee does not apply should you voluntarily terminate your employment with CESI prior to completing one year of service. Your next salary review will be March of 2003, consistent with our annual compensation review process.

Bonus
-----

You will be eligible for an annual bonus at a target of 25% of your salary. This bonus is based on Company and individual performance for the calendar year and is normally paid in February. In addition, you will receive a sign-on bonus of $100,000 payable in two installments. The first installment of $65,000 will be issued with your first paycheck as a regular employee. On the first anniversary of your employment with CESI, you will receive the second bonus installment of $35,000. A prorated portion of these bonuses must be repaid if you voluntarily terminate employment with Catalytica Energy Systems, Inc. prior to completing twelve months of service following the date the bonus is paid to you.

Stock Options
-------------

As part of your hiring agreement you will be granted stock options in the amount of 85,000 shares of Catalytica Energy Systems, Inc. These options will be granted after Board approval and will be priced at the start date of your consulting role. They will be subject to the standard 4-year vesting schedule. In addition, you will be eligible for an annual stock option award with a target value of 8000 shares.

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Dom, please recognize that stock option values and future bonus awards are not guaranteed. They will be based on company and individual performance.

Change of Control
-----------------

As we discussed, you will be offered a Change of Control Severance Agreement pending Board approval.

Severance
---------

Should you become severance eligible, other than as a result of a Change of Control, you will receive 12 months of severance pay. This does not apply should you voluntarily terminate your employment with CESI.

Benefits
--------

Effective upon your date of hire, you and your eligible dependents will be covered under the Catalytica Energy Systems, Inc. health (medical, dental, and prescription drugs), long term disability, and life insurance plans. On June 1, 2002 you will be able to participate in the Employee Stock Purchase Plan at a discounted price. You will be eligible to participate in the 401(k) retirement plan on the first of the month following three months of employment. The 401(k) plan includes a 60% match (up to 6% of your eligible deferral compensation) and immediate vesting of all company contributions. You will be eligible for four weeks paid vacation, holidays and sick time earned on an accrual basis from your date of hire.

Your employment with Catalytica Energy Systems, Inc. is on an "at will" basis which means that either you or the Company can terminate the employment relationship at any time with or without cause. This offer is contingent upon acceptable results of a background check and a pre-employment drug-screening test. We must receive results of the drug test before any start date. Please contact Regina Machado at (650) 940-6323 to make the appropriate arrangements for your drug-screening.

We look forward to you becoming a key member of the Catalytica Energy Systems Leadership Team. Please indicate your acceptance of this offer by signing below and returning the original to me along with the enclosed employment application. This offer is valid through Friday, March 1, 2002.

Sincerely yours,

/s/ Craig Kitchen

Craig Kitchen
President and CEO

I accept the offer of employment with Catalytica Energy Systems, Inc., described in this letter. I agree to repay the signing bonus (prorated monthly) should I voluntarily terminate employment with Catalytica Energy Systems, Inc. prior to completing twelve months of service following the date each bonus is paid. I also understand that this letter is not a contract of employment.

/s/Dom Geraghty                             March 1, 2002
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Dom Geraghty                                Date